Exhibit 99.1
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
VALEANT PHARMACEUTICALS COMPLETES SALE OF
CERTAIN EUROPEAN OPERATIONS TO MEDA AB
     ALISO VIEJO, Calif., September 12, 2008 – Valeant Pharmaceuticals International (NYSE:VRX) announced today that it has completed its sale of certain business operations located in Western Europe, Eastern Europe, and certain export markets to Meda AB, pursuant to the Acquisition Agreement entered into by Meda and Valeant on August 4, 2008. Valeant received approximately US$425 million in cash from Meda at closing, which is subject to certain closing adjustments.
     Goldman, Sachs & Co. served as financial advisor to Valeant and Skadden, Arps, Slate, Meagher & Flom LLP provided legal advice.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
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